As filed with the Securities and Exchange Commission on July 3, 2002

Registration No. 333- _____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Allied Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-0360550 (I.R.S. Employer Identification No.)

160 Clairemont Avenue Suite 200 Decatur, Georgia (Address of principal executive offices)	30030 (Zip Code)

Allied Holdings, Inc. Amended and Restated Long Term Incentive Plan
(Full title of the plan)

Thomas M. Duffy, Esq.
Senior Vice President, Secretary and General Counsel
Allied Holdings, Inc.
160 Clairemont Avenue, Suite 200
Decatur, Georgia 30030
(404) 370-1100
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed
Title of each class of	Amount to be	offering price per	maximum aggregate	Amount of
securities to be registered	registered(1)(2)	share (3)	offering price (3)	registration fee

Common Stock, no par value per share	500,000 shares	$4.55	$2,275,000	$210

(1)	Pursuant to General Instruction E of Form S-8, this Registration Statement covers the registration of 500,000 shares of Common Stock in addition to shares previously registered under Registration Statement No. 333-51104.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Allied Holdings, Inc. Amended and Restated Long Term Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1) under the Securities Act, on the basis of the average of the high and low sales prices of $4.80 and $4.30 per share for the Common Stock as reported on the American Stock Exchange on July 2, 2002.

     As permitted by Rule 429 under the Securities Act of 1933, the prospectus related to this Registration Statement also covers securities registered under Registration Statement No. 333-51104.

SIGNATURES
INDEX TO EXHIBITS
EX-5 OPINION OF TROUTMAN SANDERS LLP

Part II — Information Required in the Registration Statement

     This Registration Statement on Form S-8 is being filed to register 500,000 additional shares of common stock, no par value per share (the “Common Stock”), of Allied Holdings, Inc. which have been reserved for issuance under the Allied Holdings, Inc. Amended and Restated Long Term Incentive Plan (the “Plan”). A total of 1,500,000 shares of the Common Stock reserved under the Plan have previously been registered on a Registration Statement on Form S-8 (Registration No. 333-51104, filed on June 6, 2001) (the “Original Form S-8”). Pursuant to and as permitted by General Instruction E to Form S-8, the contents of the Original Form S-8 are hereby incorporated by reference herein, and the opinions and consents listed at Item 8 below are annexed hereto.

     Arthur Andersen LLP has not consented to the incorporation by reference in this Registration Statement of their reports and, after reasonable efforts to obtain such written consent, we have not filed the consent pursuant to Rule 437(a) of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation of their report in this Registration Statement, persons who acquire the Common Stock of Allied Holdings, Inc. covered by this Registration Statement will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

Item 8.	Exhibits.

	Exhibit No.	Description

	5	Opinion of Troutman Sanders LLP.

	23	Consent of Troutman Sanders LLP (contained in its Opinion filed as Exhibit 5)

	24	Powers of Attorney (contained on the signature page hereof)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Decatur, State of Georgia, on this 28th day of June, 2002.

Allied Holdings, Inc.

By: /s/ Hugh E. Sawyer Hugh E. Sawyer President and Chief Executive Officer

By: /s/ Daniel H. Popky Daniel H. Popky Senior Vice President and Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas M. Duffy, Daniel H. Popky and Hugh E. Sawyer, and each of them (with full power in each to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the 1933 Act, this amendment to this registration statement has been signed by the following persons in the capacities indicated below on this 28th day of June, 2002.

Signature	Title

/s/ Robert J. Rutland Robert J. Rutland	Chairman and Director

/s/ Guy W. Rutland, III Guy W. Rutland, III	Chairman Emeritus and Director

/s/ Hugh E. Sawyer Hugh E. Sawyer	President, Chief Executive Officer and Director

/s/ Guy W. Rutland, IV Guy W. Rutland, IV	Director

2

Signature	Title

/s/ David G. Bannister David G. Bannister	Director

/s/ Robert R. Woodson Robert R. Woodson	Director

/s/ William P. Benton William P. Benton	Director

/s/ Berner F. Wilson, Jr. Berner F. Wilson, Jr.	Director

/s/ Thomas E. Boland Thomas E. Boland	Director

/s/ J. Leland Strange J. Leland Strange	Director

3

INDEX TO EXHIBITS

Exhibit No.		Description

5	Opinion of Troutman Sanders LLP.

23	Consent of Troutman Sanders LLP (contained in its opinion filed as Exhibit 5)

24	Powers of Attorney (contained on the signature page hereof)

4